As filed with the Securities and Exchange Commission on May 23, 2023.
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________________________
UNDER THE SECURITIES ACT OF 1933
_______________________________________________________________________
VISHAY INTERTECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)
Delaware	38-1686453
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

63 Lancaster Avenue Malvern, Pennsylvania 19355-2143
(Address of principal executive offices)
_______________________________________________________________________
Vishay Intertechnology, Inc. 2023 Long-Term Incentive Plan
(Full title of the plan)
_______________________________________________________________________

Lori Lipcaman
Executive Vice President, Chief Financial Officer
Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, Pennsylvania 19355-2143

(Name and Address of Agent For Service)
Telephone: (610) 644-1300
(Telephone Number, Including Area Code, of Agent For Service)
_______________________________________________________________________
Copies of all communications to:
Brian Katz
Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
(215) 981-4000
_________________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	⊠	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Vishay Intertechnology, Inc. 2023 Long-Term Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with the Commission either as part of this Registration Statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The following documents, which have been filed by Vishay Intertechnology, Inc. (the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference:
(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Commission on February 22, 2023;
(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2023, as filed with the Commission on May 10, 2023;
(c) The Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 4, 2023;
(d) The Company’s Current Report on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) as filed with the Commission on February 8, 2023, February 21, 2023, March 16, 2023, March 24, 2023, May 8, 2023, May 15, 2023 and May 23, 2023; and
(e) The description of the Company’s Common Stock contained in Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2022, as filed with the Commission on November 2, 2022.
All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.  Description of Securities.
Not applicable.
Item 5.  Interests of Named Experts and Counsel.
Not applicable.

Item 6.  Indemnification of Directors and Officers.
The Company is organized under the laws of the State of Delaware. The General Corporation Law of the State of Delaware, as amended (the “DGCL”), provides that a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense, liability or loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action or suit brought by or in the right of the corporation, indemnification of any director, officer and other agent against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Article Ninth of the Company’s Corrected Amended and Restated Certificate of Incorporation provides for the indemnification of any person (and the heirs, executors and administrators of such person) who is or was a director, officer, employee or agent of the Company or of any other company, including another corporation, partnership, joint venture, trust or other enterprise which such person serves or served as such at the request of the Company, in connection with or resulting from any action, suit, proceeding, investigation or claim, civil, criminal, administrative, legislative or other (including any criminal action, suit or proceeding in which such person enters a plea of guilty or nolo contendere or its equivalent), or any appeal relating thereto, which is brought or threatened either by or in the right of the Corporation or such other company (herein called a ”derivative action”) or by any other person, governmental authority or instrumentality (herein called a ”third-party action”) and in which such person is made a party or is otherwise involved by reason of such person being or having been such director, officer, employee or agent or by reason of any action or omission, or alleged action or omission by such person in such person’s capacity as such director, officer, employee or agent, to the fullest extent permitted by the DGCL and specifies procedures to be followed by the Company and any person requesting indemnification in connection with any claim.

Under the DGCL, a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the Company or, if serving in such capacity at the request of the Company, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. The Company has purchased directors and officers liability insurance. A Delaware corporation also may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director under Section 174 of the DGCL (relating to unlawful payments of dividends or stock repurchases), (4) a director or officer for any transaction from which the director derived an improper personal benefit, or (5) an officer in any action by or in the right of the Company. Article Ninth of the Company’s Corrected Amended and Restated Certificate of Incorporation includes such a provision.

Item 7.  Exemption From Registration Claimed.
Not applicable.

Item 8.  Exhibits.
The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number	Description
4.1
Corrected Amended and Restated Certificate of Incorporation of Vishay Intertechnology, Inc. dated June 5, 2012. Incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K filed June 5, 2012.

4.2	Amended and Restated Bylaws dated June 1, 2011. Incorporated by reference to Exhibit 3.2 to the Company’s current report on Form 8-K filed June 2, 2011.
4.3	First Amendment to Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed August 11, 2015.
4.4	Second Amendment to Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed February 21, 2023.
5.1*
Opinion of Troutman Pepper Hamilton Sanders LLP as to the legality of the shares of Common Stock being registered hereby which may be issued by the Company under the Vishay Intertechnology, Inc. 2023 Long-Term Incentive Plan, dated May 23, 2023.

23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Troutman Pepper Hamilton Sanders LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney (set forth on the signature page of this Registration Statement).
107*	Filing Fee Table.
* Filed herewith.

Item 9.  Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on this 23rd day of May, 2023.
VISHAY INTERTECHNOLOGY, INC. (Registrant)

By:	/s/ Lori Lipcaman
Name:	Lori Lipcaman
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Each person in so signing also makes, constitutes and appoints Lori Lipcaman his or her true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Commission pursuant to the requirements of the Securities Act, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.
Signature	Title	Date
Principal Executive Officer:
/s/ Joel Smejkal	President, Chief Executive Officer, and Director	May 23, 2023
Joel Smejkal

Principal Financial and Accounting Officer:
/s/ Lori Lipcaman	Executive Vice President and Chief Financial Officer	May 23, 2023
Lori Lipcaman

Board of Directors:
/s/ Marc Zandman	Executive Chairman of the Board of Directors	May 23, 2023
Marc Zandman

/s/ Renee B. Booth	Director	May 23, 2023
Renee B. Booth

/s/ Michael J. Cody	Director	May 23, 2023
Michael J. Cody

/s/ Michiko Kurahashi	Director	May 23, 2023
Michiko Kurahashi

/s/ Abraham Ludomirski	Director	May 23, 2023
Abraham Ludomirski

/s/ Ziv Shoshani	Director	May 23, 2023
Ziv Shoshani

/s/ Timothy V. Talbert	Director	May 23, 2023
Timothy V. Talbert

/s/ Jeffrey H. Vanneste	Director	May 23, 2023
Jeffrey H. Vanneste

/s/ Ruta Zandman	Director	May 23, 2023
Ruta Zandman

/s/ Raanan Zilberman	Director	May 23, 2023
Raanan Zilberman